Exhibit 99.1

Louis Rogers, President NNN Apartment REIT, Inc. 1551 N. Tustin Ave., Suite 200 Santa Ana, CA 92705 714-667-8252 lrogers@1031nnn.com	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com
NNN APARTMENT REIT ACQUIRES HIDDEN LAKE APARTMENT HOMES
IN SAN ANTONIO, TEXAS
Santa Ana, California, January 04, 2007 — NNN Apartment REIT, Inc. recently completed the acquisition of Hidden Lake Apartment Homes in San Antonio, Texas, a newly-constructed 380-unit Class A garden-style multifamily property. Hidden Lake is the second acquisition by NNN Apartment REIT, which has raised more than $16 million through its initial public offering as of December 31, 2006.

NNN Apartment REIT purchased Hidden Lake Apartment Homes from Thompson Realty for $32,030,000. Permanent financing for the purchase of the property was provided by Wachovia Bank, National Association.
Hidden Lake Apartment Homes is comprised of 19 individual buildings, totaling 380 units and 304,000 rentable square feet, as well as a 1,500-square-foot community clubhouse. The property is surrounded by natural wooded landscaping and offers one, two and three bedroom floor plans. Hidden Lake features secluded hill country views, extensive walking trails throughout, and a 900-square-foot fitness center, that make it possible for residents to enjoy the comforts of a true luxury apartment community in San Antonio’s far West Side. The property is currently 99.5% lease.
“Hidden Lake is a significant acquisition for NNN Apartment REIT,” said Louis Rogers, President of NNN Apartment REIT, “As we begin to stock our portfolio with exemplary apartment homes from across the country, these first two acquisitions are examples of the high level of quality our investors can expect.”
Triple Net Properties, LLC, the sponsor for NNN Apartment REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 32 million square feet of real estate, including more than 6,600 apartment units, with a combined market value of approximately $4.28 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including Tenant-in-Common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, Real Estate Investment Trusts (REITs), value added property funds, and institutional investments.
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This press release contains certain forward-looking statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in out periodic reports, as filed with the Securities and Exchange Commission.